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                                                                    EXHIBIT (12)

                   DAYTON HUDSON CORPORATION AND SUBSIDIARIES
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
            FOR THE SIX MONTHS ENDED JULY 29, 1995 AND JULY 30, 1994
                 AND FOR THE FIVE YEARS ENDED JANUARY 28, 1995
                             (MILLIONS OF DOLLARS)

                                               Six Months Ended                              Fiscal Year Ended
                                             ---------------------       --------------------------------------------------------
                                             July 29,      July 30,      Jan 28,      Jan 29,      Jan 30,      Feb 1,      Feb 2,
                                                1995          1994         1995         1994         1993        1992        1991
                                             -------       -------       ------       ------       ------       -----      ------
Earnings:
   Consolidated net earnings...............    $  39         $  88       $  434       $  375       $  383       $ 301      $  412
   Income taxes............................       26            57          280          232          228         171         249
                                               -----         -----       ------       ------       ------       -----      ------
       Total earnings......................       65           145          714          607          611         472         661
                                               -----         -----       ------       ------       ------       -----      ------

Fixed charges:
   Interest expense........................      226           217          439          459          454         421         333
   Dividends on preferred stock
      (pre-tax basis)......................       19            19           39           39           39          39          39
   Interest portion of rental expense......       32            25           56           45           43          39          46
                                               -----         -----       ------       ------       ------       -----      ------
       Total fixed charges.................      277           261          534          543          536         499         418

Less:
   Dividends on preferred stock
      (pre-tax basis)......................      (19)          (19)         (39)         (39)         (39)        (39)        (39)
   Capitalized interest....................       (8)           (3)          (7)          (5)          (6)        (11)         (8)
                                               -----         -----       ------       ------       ------       -----      ------

      Fixed charges in earnings............      250           239          488          499          491         449         371
                                               -----         -----       ------       ------       ------       -----      ------

Earnings available for fixed charges.......    $ 315         $ 384       $1,202       $1,106       $1,102       $ 921      $1,032
                                               =====         =====       ======       ======       ======       =====      ======

Ratio of earnings to fixed charges.........     1.14          1.47         2.25         2.04         2.06        1.85        2.47
                                               =====         =====       ======       ======       ======       =====      ======
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